EXHIBIT 23

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33491) pertaining to the Tejon Ranch Co. 1992 Stock Option Plan, the Registration Statement (Form S-8 No. 333-68869) pertaining to the Tejon Ranch Co. 1998 Stock Incentive Plan and Non-Employee Director Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-70128) pertaining to the Tejon Ranch Co. 1998 Stock Incentive Plan of our report dated February 27, 2004, with respect to the consolidated financial statements of Tejon Ranch Co. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

We also consent to the use of our report dated February 27, 2004, with the respect to the financial statements of Tejon Dermody Industrial, LLC included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Los Angeles, California

March 12, 2004